Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement No. 333-279802 on Form S-1/A of our auditor’s report dated December 14, 2023, with respect to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2023 and 2022, and for each of the years in the two-year period ended August 31, 2023, as included in the Annual Report on Form 10-K of Pineapple Financial Inc. for the fiscal year ended August 31, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1/A.

June 20, 2024	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants